Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2012 Third Quarter and Nine Months; Reaffirms Fiscal 2012 Guidance

DALLAS (August 8, 2012)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2012 third quarter and nine months ended June 30, 2012.

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Fiscal 2012 third quarter consolidated results, excluding net unrealized margins, were $29.3 million, or $0.32 per diluted share, compared with a loss of $0.7 million, or ($0.01) per diluted share in the prior-year quarter.

•

After including noncash, unrealized net gains of $1.8 million, or $0.02 per diluted share, fiscal 2012 third quarter net income was $31.1 million, or $0.34 per diluted share. Net loss was $0.6 million, or ($0.01) per diluted share in the prior-year quarter, after including unrealized net gains of $0.1 million or $0.00 per diluted share.

•	The fiscal 2011 third quarter net loss included a noncash charge of $6.1 million, or ($0.06) per diluted share, to impair certain natural gas gathering assets.

•

For the three months ended June 30, 2012, regulated operations contributed $18.3 million, or $0.20 per diluted share, compared with $3.3 million of net income, or $0.03 per diluted share in the prior-year quarter.

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Nonregulated operations contributed net income of $12.8 million, or $0.14 per diluted share, compared with a net loss of $3.9 million, or ($0.04) per diluted share for the same three-month period last year.

For the nine months ended June 30, 2012, consolidated net income was $208.8 million, or $2.28 per diluted share, compared with net income of $205.6 million, or $2.25 per diluted share for the same period last year. Net income for the prior-year period included the positive impact of several one-time items totaling $6.5 million, or $0.07 per diluted share. Results from nonregulated operations include noncash, unrealized net gains of $7.1 million, or $0.08 per diluted share for the nine months ended June 30, 2012, compared with net losses of $1.4 million, or ($0.02) per diluted share for the prior-year period. For the current nine-month period, regulated operations contributed $198.5 million of net income, or $2.17 per diluted share, and nonregulated operations contributed $10.3 million of net income, or $0.11 per diluted share. For the current nine-month period, net income from regulated operations includes $6.9 million, or $0.07 per diluted share from discontinued operations, compared with $7.9 million, or $0.09 per diluted share for the same period last year.

“The rate and regulatory enhancements achieved in recent years have generated relatively stable and predictable results in our core regulated operations. Additionally, we experienced solid improvement in our nonregulated segment this quarter from executing an effective trading strategy earlier in the year,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation.

“For fiscal 2012, we remain on track to meet our previously announced earnings guidance of between $2.30 and $2.40 per diluted share,” Cocklin concluded.

Results for the 2012 Third Quarter Ended June 30, 2012

Natural gas distribution gross profit, excluding discontinued operations, increased $0.5 million to $200.7 million for the fiscal 2012 third quarter, compared with $200.2 million in the prior-year quarter. This increase reflects a net $4.5 million increase in rates, partially offset by a $3.3 million decrease in revenue-related taxes, primarily due to lower revenue on which the tax is calculated.

Regulated transmission and storage gross profit increased $13.5 million to $67.1 million for the quarter ended June 30, 2012, compared with $53.6 million for the same quarter last year. This increase is primarily the result of a $9.1 million increase related to Gas Reliability Infrastructure Program (GRIP) filings that became effective in July 2011 and April 2012 and $1.6 million from sales of excess gas.

Nonregulated gross profit increased $18.0 million to $31.4 million for the third quarter of fiscal 2012, compared with $13.4 million for the prior-year quarter. The increase primarily reflects an $18.2 million quarter-over-quarter increase in realized asset optimization margins due to realized gains earned from the nonregulated trading strategy executed earlier in the fiscal year. During the first six months of fiscal 2012, Atmos Energy Holdings (AEH) took advantage of falling natural gas prices by injecting gas into storage and rolling financial positions forward for settlement in the third and fourth quarters of fiscal 2012. This increase was partially offset by a $3.1 million decrease in realized margins from gas delivery and other services, primarily due to a 10 percent decrease in consolidated sales volumes as a result of lower industrial and power generation demand. Finally, unrealized margins increased $2.9 million quarter over quarter.

Consolidated operation and maintenance expense, excluding discontinued operations and the provision for doubtful accounts, for the three months ended June 30, 2012, was $106.1 million, compared with $111.3 million for the prior-year quarter. The quarter-over-quarter decrease resulted primarily from a $1.4 million decrease related to the establishment of regulatory assets for pension and postretirement costs and a $1.6 million decrease in legal costs.

Results for the quarter ended June 30, 2011, included an $11.0 million noncash charge to impair certain natural gas gathering assets.

Results for the Nine Months Ended June 30, 2012

Natural gas distribution gross profit, excluding discontinued operations, increased $2.5 million to $872.6 million for the nine months ended June 30, 2012, compared with $870.1 million in the prior-year period. This increase is due largely to a net $15.5 million increase attributable to rate increases, primarily in the company’s Mid-Tex, Louisiana, Mississippi, Kentucky and West Texas service areas. Partially offsetting this increase was a $3.1 million decrease associated with a nine percent decrease in consolidated distribution throughput, primarily from lower consumption and warmer weather, coupled with an $8.9 million decrease in revenue-related taxes, which was offset by a decrease in taxes, other than income.

Regulated transmission and storage gross profit increased $24.3 million to $181.9 million for the nine months ended June 30, 2012, compared with $157.6 million last year. This increase is primarily a result of rate design changes approved in the Atmos Pipeline – Texas rate case that became effective in May 2011, coupled with GRIP filings that became effective in July 2011 and April 2012.

Nonregulated gross profit decreased $16.0 million to $42.6 million for the nine months ended June 30, 2012, compared with $58.6 million for the prior-year period. The decrease primarily reflects a $16.7 million decrease in realized asset optimization margins due to AEH’s trading strategy executed during the first six months of fiscal 2012. This trading strategy caused AEH to realize significantly higher losses on the settlement of financial instruments used to hedge our natural gas purchases during the first two quarters of fiscal 2012. Additionally, realized margins from gas delivery and other services decreased $13.9 million, primarily due to a seven percent decrease in consolidated sales volumes as a result of warmer weather combined with a $0.03/Mcf decrease in per-unit margins. Partially offsetting these decreases was a $14.6 million increase in unrealized margins.

Consolidated operation and maintenance expense, excluding discontinued operations, for the nine months ended June 30, 2012, was $334.1 million, compared with $341.3 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current-year period was $328.0 million, compared with $336.1 million for the prior year. The $8.1 million decrease resulted primarily from a $2.9 million decrease from the establishment of regulatory assets for pension and postretirement costs and a $2.1 million decrease in employee-related costs.

Depreciation and amortization increased $12.1 million to $179.3 million during the nine months ended June 30, 2012, compared with $167.2 million for the prior-year period primarily due to incremental capital investments made in fiscal 2011 and early fiscal 2012 that resulted in increased depreciation expense in the current-year period.

Interest charges for the nine months ended June 30, 2012 were $107.0 million, compared with $112.6 million for the same period last year. The $5.6 million period-over-period decrease resulted primarily from refinancing long-term debt at reduced interest rates and reducing commitment fees from decreasing the number of credit facilities and extending the length of their terms in fiscal 2011.

Results for the nine months ended June 30, 2011 include several one-time items, resulting in a total net of tax gain of $6.5 million. In the prior year, the company unwound two Treasury lock agreements, in conjunction with the cancellation of a planned debt offering in November 2011 and recognized a $27.8 million cash gain. Offsetting this gain was a $19.3 million noncash charge to impair the company’s investment in the Ft. Necessity storage project and an $11.0 million noncash charge to impair certain natural gas gathering assets. Finally, due to the administrative settlement of various income tax positions during the second quarter of fiscal 2011, the company recorded a $5.0 million tax benefit.

The debt capitalization ratio at June 30, 2012 was 50.7 percent, compared with 51.7 percent at September 30, 2011 and 48.6 percent at June 30, 2011. At June 30, 2012, there was $213.5 million of short-term debt outstanding, compared with no short-term debt outstanding at June 30, 2011, while short-term debt was $206.4 million at September 30, 2011.

For the nine months ended June 30, 2012, the company generated operating cash flow of $518.8 million, a $0.8 million reduction compared with the nine months ended June 30, 2011. The period-over-period decrease primarily reflects $46.6 million of increased contributions to the company’s pension and postretirement plan, offset by changes in other working capital.

Capital expenditures increased to $497.4 million for the nine months ended June 30, 2012, compared with $390.3 million in the prior-year period. The $107.1 million increase primarily reflects spending for the steel service line replacement program in the Mid-Tex Division and other infrastructure replacement projects in the Mid-Tex, West Texas and Kentucky service areas, the development of new customer billing and information systems for the natural gas distribution segment and increased capital spending at Atmos Pipeline-Texas.

Outlook

Atmos Energy still expects fiscal 2012 earnings to be in the range of $2.30 to $2.40 per diluted share, excluding unrealized margins. Net income from regulated operations is expected to be in the range of $196 million to $204 million, while net income from nonregulated operations is expected to be in the range of $14 million to $16 million. Total capital expenditures for fiscal 2012 are expected to range between $690 million and $710 million.

Conference Call to be Webcast August 9, 2012

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2012 third quarter and first nine months on Thursday, August 9, 2012, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Fred Meisenheimer, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Atmos Energy Announces Sale of Georgia Distribution Assets

On August 8, 2012, Atmos Energy announced that it has executed a definitive agreement to sell substantially all of its natural gas distribution assets located in Georgia to Liberty Energy (Georgia) Corp., an affiliate of Algonquin Power & Utilities Corp. The transaction will include the transfer of approximately 64,000 meters at an all cash price of approximately $141 million.

Atmos Energy Completes Sale of Missouri, Illinois and Iowa Distribution Assets

On August 1, 2012, Atmos Energy completed the sale of its natural gas distribution assets in Missouri, Illinois and Iowa to Liberty Energy (Midstates) Corp., an affiliate of Algonquin Power & Utilities Corp. Net cash proceeds for rate base and related working capital were approximately $129 million. The company expects to record a net of tax gain of approximately $6 million, or $0.06 per diluted share in the fourth quarter of fiscal 2012.

Atmos Energy Issues Notice of Early Redemption of Senior Notes

On July 27, 2012, Atmos Energy issued a Notice of Full Redemption of all of its issued and outstanding 5.125% Senior Notes due January 2013. The redemption will occur on August 28, 2012.

Atmos Energy Announces Retirement of Senior Vice President and CFO and Names Successor

On May 29, 2012, Atmos Energy announced that Fred E. Meisenheimer will retire as senior vice president and chief financial officer on October 1, 2012. In addition, Bret J. Eckert, formerly an audit partner with Ernst & Young LLP in its Dallas office, joined the company on June 4, 2012, as senior vice president, and will succeed Mr. Meisenheimer as senior vice president and chief financial officer.

Atmos Energy Names Richard A. Sampson to Board of Directors

On May 1, 2012, Atmos Energy announced that Richard A. Sampson was named to its board of directors and to serve on the board’s Audit and Human Resources Committees. Sampson is the retired managing director and client adviser in the strategic client group of JPMorgan Chase & Co. in Denver.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and in the company’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2012. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving about three million natural gas distribution customers in over 1,400 communities in nine states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30		Percentage
(000s except per share)	2012	2011	Change
Gross Profit:
Natural gas distribution segment	$200,678	$200,192	—%
Regulated transmission and storage segment	67,073	53,570	25%
Nonregulated segment	31,421	13,405	134%
Intersegment eliminations	(382)	(362)	(6)%

Gross profit	298,790	266,805	12%

Operation and maintenance expense	107,295	112,665	(5)%
Depreciation and amortization	59,819	56,932	5%
Taxes, other than income	46,887	52,142	(10)%
Asset impairments	—	10,988	(100)%

Total operating expenses	214,001	232,727	(8)%

Operating income	84,789	34,078	149%

Miscellaneous expense	(1,948)	(1,430)	36%
Interest charges	34,923	35,845	(3)%

Income (loss) from continuing operations before income taxes	47,918	(3,197)	1,599%
Income tax expense (benefit)	17,774	(1,723)	1,132%

Income (loss) from continuing operations	30,144	(1,474)	2,145%

Income from discontinued operations, net of tax	988	908	9%

Net income (loss)	$31,132	$(566)	5,600%

Basic earnings per share
Income (loss) per share from continuing operations	$0.33	$(0.02)
Income per share from discontinued operations	0.01	0.01

Net income (loss) per share – basic	$0.34	$(0.01)

Diluted earnings per share
Income (loss) per share from continuing operations	$0.33	$(0.02)
Income per share from discontinued operations	0.01	0.01

Net income (loss) per share – diluted	$0.34	$(0.01)

Cash dividends per share	$0.345	$0.340

Weighted average shares outstanding:
Basic	90,118	90,127
Diluted	90,993	90,127

	Three Months Ended June 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2012	2011	Change
Natural gas distribution – continuing operations	$(2,777)	$(8,129)	66%
Natural gas distribution – discontinued operations	988	908	9%
Regulated transmission and storage	20,144	10,552	91%
Nonregulated	10,939	(3,995)	374%
Unrealized margins, net of tax	1,838	98	1,776%

Consolidated net income (loss)	$31,132	$(566)	5,600%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30		Percentage
(000s except per share)	2012	2011	Change
Gross Profit:
Natural gas distribution segment	$872,565	$870,132	—%
Regulated transmission and storage segment	181,869	157,553	15%
Nonregulated segment	42,597	58,641	(27)%
Intersegment eliminations	(1,098)	(1,129)	3%

Gross profit	1,095,933	1,085,197	1%

Operation and maintenance expense	334,065	341,317	(2)%
Depreciation and amortization	179,306	167,176	7%
Taxes, other than income	145,004	145,868	(1)%
Asset impairments	—	30,270	(100)%

Total operating expenses	658,375	684,631	(4)%

Operating income	437,558	400,566	9%

Miscellaneous income (expense)	(3,207)	24,046	(113)%
Interest charges	107,025	112,615	(5)%

Income from continuing operations before income taxes	327,326	311,997	5%
Income tax expense	125,484	114,211	10%

Income from continuing operations	201,842	197,786	2%

Income from discontinued operations, net of tax	6,908	7,854	(12)%

Net income	$208,750	$205,640	2%

Basic earnings per share
Income per share from continuing operations	$2.23	$2.17
Income per share from discontinued operations	0.08	0.09

Net income per share – basic	$2.31	$2.26

Diluted earnings per share
Income per share from continuing operations	$2.21	$2.16
Income per share from discontinued operations	0.07	0.09

Net income per share – diluted	$2.28	$2.25

Cash dividends per share	$1.035	$1.020

Weighted average shares outstanding:
Basic	90,131	90,233
Diluted	91,006	90,530

	Nine Months Ended June 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2012	2011	Change
Natural gas distribution – continuing operations	$143,429	$160,853	(11)%
Natural gas distribution – discontinued operations	6,908	7,854	(12)%
Regulated transmission and storage	48,178	38,393	25%
Nonregulated	3,176	(51)	6,327%
Unrealized margins, net of tax	7,059	(1,409)	601%

Consolidated net income	$208,750	$205,640	2%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Discontinued Operations	Three Months Ended June 30		Nine Months Ended June 30
(000s)	2012	2011	2012	2011
Operating revenues	$8,745	$11,524	$58,570	$71,047
Purchased gas cost	3,005	5,460	34,982	44,993

Gross profit	5,740	6,064	23,588	26,054

Operating expenses	4,146	4,472	12,595	12,919

Operating income	1,594	1,592	10,993	13,135
Other nonoperating expense	(40)	(94)	(126)	(159)

Income from discontinued operations before income taxes	1,554	1,498	10,867	12,976
Income tax expense	566	590	3,959	5,122

Net income	$988	$908	$6,908	$7,854

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2012	2011
Net property, plant and equipment	$5,441,886	$5,147,918

Cash and cash equivalents	27,706	131,419
Accounts receivable, net	216,753	273,303
Gas stored underground	239,329	289,760
Other current assets	291,870	316,471

Total current assets	775,658	1,010,953

Goodwill and intangible assets	740,174	740,207
Deferred charges and other assets	392,117	383,793

	$7,349,835	$7,282,871

Shareholders’ equity	$2,354,925	$2,255,421
Long-term debt	1,956,289	2,206,117

Total capitalization	4,311,214	4,461,538

Accounts payable and accrued liabilities	178,198	291,205
Other current liabilities	468,409	367,563
Short-term debt	213,491	206,396
Current maturities of long-term debt	250,131	2,434

Total current liabilities	1,110,229	867,598

Deferred income taxes	1,085,654	960,093
Deferred credits and other liabilities	842,738	993,642

	$7,349,835	$7,282,871

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2012	2011
Cash flows from operating activities

Net income	$208,750	$205,640
Asset impairments	—	30,270
Depreciation and amortization	184,194	171,875
Deferred income taxes	120,713	115,488
Other	22,386	15,927
Changes in assets and liabilities	(17,237)	(19,638)

Net cash provided by operating activities	518,806	519,562

Cash flows from investing activities

Capital expenditures	(497,374)	(390,283)
Other, net	(4,247)	(3,373)

Net cash used in investing activities	(501,621)	(393,656)

Cash flows from financing activities

Net decrease in short-term debt	(6,688)	(132,072)
Net proceeds from issuance of long-term debt	—	394,618
Settlement of Treasury lock agreements	—	20,079
Unwinding of Treasury lock agreements	—	27,803
Repayment of long-term debt	(2,369)	(360,066)
Cash dividends paid	(94,338)	(93,039)
Repurchase of common stock	(12,535)	—
Repurchase of equity awards	(5,219)	(5,300)
Issuance of common stock	251	7,548

Net cash used in financing activities	(120,898)	(140,429)

Net decrease in cash and cash equivalents	(103,713)	(14,523)
Cash and cash equivalents at beginning of period	131,419	131,952

Cash and cash equivalents at end of period	$27,706	$117,429

	Three Months Ended June 30		Nine Months Ended June 30
Statistics, including discontinued operations	2012	2011	2012	2011
Consolidated natural gas distribution throughput (MMcf as metered)	65,700	69,094	332,342	365,939
Consolidated regulated transmission and storage transportation volumes (MMcf)	118,678	112,564	333,341	305,898
Consolidated nonregulated delivered gas sales volumes (MMcf)	79,658	88,382	270,372	290,486
Natural gas distribution meters in service	3,206,280	3,199,636	3,206,280	3,199,636
Natural gas distribution average cost of gas	$3.73	$5.59	$4.70	$5.21
Nonregulated net physical position (Bcf)	30.3	16.7	30.3	16.7

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